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                                                                  Exhibit 10.380

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                                AGREEMENT OF SALE

                                     Between

                            UTF WINSTON-SALEM L.L.C.

                                    as Seller

                                       and

                     INLAND REAL ESTATE ACQUISITIONS, INC.

                                  as Purchaser


                             August__________, 2004


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                                AGREEMENT OF SALE

      THIS AGREEMENT OF SALE ("Agreement") is made this _______ day of August, 2004 by and between UTF WINSTON-SALEM L.L.C., a Delaware limited liability company ("Seller") and INLAND REAL ESTATE ACQUISITIONS, INC. ("Purchaser").

                                   WITNESSETH:

      WHEREAS, GMAC Insurance Management Corp. ("Lessee") is the current owner of a fee simple interest in and to the land located at 500 W. Fifth Street, more particularly described on Exhibit "A" attached to this Agreement and made part of this Agreement (the "Land") together with the Improvements (as described in Section 1 below) located thereon;

      WHEREAS, Seller has the right to acquire the Premises (as defined herein) from Lessee and the Lessee has agreed to convey the Premises to Seller;

      WHEREAS, Lessee and Seller have agreed to enter into a Lease Agreement in the form attached hereto as Exhibit "C" (the "Lease") upon conveyance of the Premises by Lessee to Seller. Lessee has indicated that, at Closing (as such term is defined in Section 7), Lessee's obligations under the Lease will be guaranteed pursuant to a Guaranty (the "Guaranty) from GMAC Insurance Holdings, Inc. ("Guarantor"); and

      WHEREAS, Seller is desirous of selling to Purchaser, and Purchaser is desirous of purchasing from Seller, a fee simple interest in and to the Premises, upon the terms and conditions hereinafter stated.

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

      SECTION 1. PURCHASE AND SALE. Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, for the Purchase Price (as defined in Section 2(b) hereof) and subject to the encumbrances set forth on Exhibit "B" or such other encumbrances that Purchaser may approve pursuant to the terms of this Agreement (the "Permitted Encumbrances") and subject to and upon each and every of the terms and conditions hereinafter set forth, the following-described property (all of which are collectively referred to as the "Premises"):

            (a)   a fee simple interest in and to the Land;

            (b) all of Seller's right, title and interest in and to all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now in, on, over and under the Land, and all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air conditioning systems and all other building systems and fixtures attached to or comprising a part of the buildings, but excluding those items deemed to be Severable Property pursuant to the Lease (collectively, the "Improvements"). Lessee is the owner of the land upon which the parking garage improvements serving the Premises are located, but Seller and Purchaser

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      acknowledge that the parking garage improvements are subject to certain financing documents and are owned by the City of Winston-Salem (the "City"). Lessee manages and operates the parking garage improvements on the City's behalf. Lessee intends to acquire the parking garage improvements from the City prior to its conveyance of the Premises to Seller. Lessee has agreed that, upon Lessee's acquisition of the parking garage improvements prior to the conveyance of the Premises to Seller, Lessee will convey title to such parking garage improvements to Seller. If Lessee is unable to acquire the parking garage improvements on or before Closing, Lessee will convey to Seller only the land on which the parking garage improvements are located. Accordingly, if Seller does not receive a conveyance by Lessee of title to the parking garage improvements prior to Closing, the term "Improvements" shall not include the parking garage improvements; and

            (c) all of the Seller's right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits thereunto belonging, and to all public or private streets, roads, avenues, alleys or pass ways, open or proposed, on or abutting the Land, and to any award made to or to be made in lieu thereof, and in and to any award for damage to the land or any part thereof by reason of a change of grade in any street, alley, road or avenue, as aforesaid (all of the foregoing being included within the term "Land").

      SECTION 2. EARNEST MONEY AND PURCHASE PRICE.

            (a) Purchaser has delivered Chicago Title Insurance Company, National Business Unit, 171 N. Clark St., Chicago, IL 60601-3294,
      Attention: Nancy Castro (the "Escrow Agent"), the sum of Five Hundred Thousand Dollars ($500,000) (the "Earnest Money"), to be held in an interest bearing escrow account with interest to be credited to Purchaser The Earnest Money shall be applied as set forth in Section 14 hereof.

            (b) The purchase price for the Premises (the "Purchase Price") shall be Sixty Million Dollars ($60,000,000) less any charges or prorations provided for herein in cash or by bank wire transfer in immediately available funds at Closing.

      SECTION 3. WARRANTIES AND REPRESENTATIONS

            (a) Except as specifically set forth in Section 3(b), Purchaser hereby acknowledges that Seller is conveying the Premises in their present "AS IS" condition and has not made, does not make and will not make any warranties or representations, whether express or implied, with respect to the Premises or the value or marketability thereof or any of the appurtenances, facilities or equipment thereof or of the financial condition or accuracy of the financial information provided by or with respect to Lessee. Further, Purchaser acknowledges that Seller has not made, does not make and will not make any warranties, whether express or implied, of habitability, merchantability or fitness for a particular purpose unless specifically set forth herein. Purchaser further acknowledges that, by its consummating the transactions contemplated by this Agreement, it will have made such legal, factual, financial and other inquiries and investigations as it deems necessary, desirable or appropriate with respect to Lessee, the

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      Premises and the value thereof and the appurtenances, facilities and equipment thereof, and that it will be relying solely thereon (except for the representations and warranties of Seller pursuant to Section 3(b) hereof).

            (b) Seller hereby covenants, represents and warrants to Purchaser that:

                  (i) Seller has the right to receive a conveyance of the Premises from Lessee pursuant to a Purchase and Sale Agreement dated June 21, 2004 by and between Purchaser and Lessee (the "Underlying Agreement"). Seller hereby agrees to complete the acquisition of the Premises from Lessee, provided that (A) the Due Diligence Deadline has passed without Purchaser having delivered a Notice of Termination (as such term is defined in Section 6 hereof), (B) Seller has not elected to terminate the Underlying Agreement prior to the Due Diligence Deadline and (C) Lessee complies with its obligations under the Underlying Agreement including, but not limited to, its obligation to convey the Premises to Seller. The Premises are free of liens and encumbrances except for Permitted Encumbrances.

                  (ii) Seller has no knowledge and has not been notified of any condemnation proceedings or any annexation proceedings having been instituted or threatened against the Premises.

                  (iii) Seller is a duly and validly formed Delaware limited liability company in good standing and has obtained authority to transact business in North Carolina.

                  (iv) Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Neither the entering into of this Agreement nor the consummation of the transactions described herein has or will constitute a violation or breach of any of the terms of any contract or other instrument to which Seller is a party or by which any of Seller's assets or property may be affected.

                  (v)     (A)   At Closing, the Lease and Guaranty shall be in
            full force and effect in accordance with their respective terms, and no Event of Default (as defined in the Lease) shall exist under the Lease. At Closing, there will be no claims, credits or offsets in favor of Lessee.

                          (B) At Closing, the Lease will be in the form attached hereto as Exhibit "C". Furthermore, at Closing:

                                (1) Lessee will not be entitled to and will not have received rental concessions or abatements;

                                (2) No action or proceeding will have been instituted against Seller by Lessee in any court;

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                                (3)    There will be no security deposit on
                          deposit with Seller or otherwise chargeable to Seller's account by any party under the Lease;

                                (4) No rental payments thereunder will have been received by Seller more than one month in advance of the date such payments are due under the terms of the Lease;

                                (5)    Prior to the Due Diligence Deadline,
                          Seller shall provide Purchaser with copies of any amendments or modifications to the form of Lease. Following the Due Diligence Deadline, Seller shall make no amendments or modifications to the form of Lease or Guaranty without first obtaining Purchaser's prior written consent;

                                (6) The form of Guaranty, which is attached hereto as Exhibit "G", is a preliminary draft of the Guaranty. Prior to the Due Diligence Deadline, Seller shall promptly provide Purchaser with the final form of Lease and Guaranty that has been agreed upon by Seller and Guarantor, Seller shall promptly provide Purchaser with any interim drafts of the Lease and Guaranty reflecting changes to the drafts previously delivered to Purchaser. Purchaser shall have 2 business days to review and approve any changes to the Lease and Guaranty. If the 2 business days afforded to Purchaser hereunder shall extend beyond the Due Diligence Deadline, then Seller shall request an extension of its due diligence period ("Seller's Feasibility. Period") under the agreement between Seller and Lessee with respect to the acquisition of the Premises (the "Underlying Agreement"). If Lessee agrees to amend the Underlying Agreement to provide for an extension of Seller's Feasibility Period, the Due Diligence Deadline on this Agreement shall be extended for an additional 2 business days.. Following the Due Diligence Deadline, Seller shall make no amendments or modifications to the form of Guaranty without first obtaining Purchaser's prior written consent; and

                                (7)    There will be no agreements or
                          understandings regarding the Lease that are not included in the Lease. Lessee will have no right or option to purchase the Premises except as may be specifically set forth in the Lease.

                  (vi)    Seller is not required to perform any work for Lessee.

                  (vii) To the best of Seller's knowledge, no work has been performed or is in progress at, and no materials have been furnished to, the Premises which, though not presently the subject of, might give rise to mechanic's, materialmen's or other liens against the Premises or any portion thereof for which Lessee is not required to pay.

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                  (viii)  There are no leasing commissions or other compensation due and payable to any person, firm or entity with respect to or on account of the Lease, and no leasing commissions or other compensation which would be payable by the lessor under the Lease shall become due and payable solely as a result of the exercise by Lessee of any renewal options contained in the Lease.

                  (ix) At Closing, Seller will not have entered into any service and maintenance contracts relating to or affecting the use, operation or management of the Premises, and Seller will not employ any person to service or manage the Premises.

                  (x) There are no actions or proceedings pending or, to the best of Seller's knowledge, threatened against or involving the Premises, the Seller or the Lease.

                  (xi) Seller has not received written notice from the Lessee of any violations of environmental, health, safety, clean air, clean water, federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Premises.

                  (xii) Seller has not received written notice from any governmental authority of any violation of the building code or zoning code affecting the Premises.

            (c) Purchaser hereby covenants, represents and warrants to Seller that:

                  (i) Purchaser has all requisite power and authority to acquire the Premises and to carry out the transactions contemplated hereby.

                  (ii) Purchaser and any principal(s) of Purchaser shall keep in confidence, and not disclose to any third party (exclusive of Purchaser's counsel and other representatives and the principal(s) counsel, all of which shall hold the same in confidence) prior to Closing without the express written consent of Seller, any information or documentation provided to Purchaser by or on behalf of Seller (the "Confidential Information") which is not otherwise available to the public, and such confidentiality obligation shall survive if the transaction contemplated by this Agreement is not consummated, Notwithstanding anything herein to the contrary, following the Due Diligence Deadline (or Purchaser's waiver of its right to terminate this Agreement prior to the Due Diligence Deadline), Purchaser may disclose the Confidential Information to
            (a) potential investors in Purchaser's Section 1031 funds (so long as management of the Property shall be maintained by Purchaser or an affiliate) and (b) potential lenders in connection with the purchase of the Premises by Purchaser.

            (d) The following representations and warranties related to restrictions on uses of or at the Premises shall be included in: (i) any agreement transferring complete or partial possession or ownership of the Premises through sale, lease, or otherwise to any successor, assign, purchaser, or tenant, and (ii) any deed of conveyance transferring

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      complete or partial ownership of the Premises as restrictions which will run with the Premises and be binding upon all subsequent owners, tenants, and users, and shall be enforceable against Purchaser, its successors, and assigns and inure to the benefit of and be enforceable by Seller, its successors and assigns:

                  (i) Purchaser warrants and agrees that it shall not "treat," "store" or "dispose" of any "hazardous substances," "hazardous wastes" or "toxic substances" as those terms are defined under CERCLA, 42 U.S.C. 9601 ET. SEQ., RCRA, 42 U.S.C. 6901 ET. SEQ., or TSCA, 15 U.S.C. 2601 ET. SEQ., or under similar North Carolina law, statute, or regulation, on, at, or below the Premises, and shall maintain generator-only status; provided, however, that Purchaser may (A) accumulate such substances or wastes as allowed under applicable Environmental Laws for off-site treatment, off-site storage, or off-site disposal, and (B) use commercial products on-site which may contain such substances.

                  (ii) Purchaser acknowledges and agrees that the Premises may only be used by Purchaser, its successors, assigns, and tenants for industrial uses and the following commercial uses; office buildings. Purchaser further acknowledges and agrees that any site modifications required at, in, on, or below the Premises to accommodate such uses is the sole obligation and liability of Purchaser (or the owner of the Premises at the time of such activities) and will be conducted at Purchaser's sole expense.

                  (iii)   The obligations and use restrictions set forth in this
            Section 3(d) shall survive the Closing.

      SECTION 4. ITEMS DELIVERED BY SELLER. Within one (1) business day after Seller's receipt thereof, Seller shall deliver the following to Purchaser:

            (a) one copy of the "as-built" Survey for the Premises dated July 7, 2004, prepared by The Matthews Company (the "Survey"); and

            (b) one (1) copy of a Property Condition Assessment prepared by Criterium Engineers; and

            (c) one (1) copy of a Phase I Environmental Site Assessment ("Phase I") prepared by Criterium Engineers.

      In the event that the Purchaser shall require a re-certified, updated or otherwise revised version of the Survey described in this Section 4 ("Revised Survey"), Purchaser may, at its own cost and expense obtain such a Revised Survey. In the event that the Purchaser shall require an update or a reliance letter with respect to the Phase I described in this Section 4, Purchaser may, at its own cost and expense obtain such items. Seller and Purchaser agree that Seller shall not be responsible for ordering a Revised Survey, updated Phase I, or a reliance letter with respect to the Phase I, but agrees that it shall provide any necessary authorizations and otherwise cooperate with Purchaser. Purchaser's receipt of a Revised Survey, updated Phase I, or a reliance letter with respect to the Phase I prior to Closing shall not be deemed to be a condition to Closing.

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      SECTION 5. TITLE REPORT. Upon the execution hereof by Purchaser and
Seller, Seller shall order a preliminary title commitment (including copies of all documents described therein as exceptions to coverage) with respect to the Premises from Chicago Title Insurance Company, National Business Unit, 1129-20th Street NW, Suite 300, Washington, D.C. 20036, Attention: Angela Rice (the "Title Company") for delivery to Purchaser. To the extent such title commitment discloses matters not shown as Permitted Encumbrances, Purchaser shall have until the earlier of the Due Diligence Deadline or 20 days following receipt by Purchaser of the last of the title commitment, title exception documents and Survey within which to object in writing to the substantive matters reflected therein. Seller shall, within three business days following the receipt by Seller of such objection by Purchaser, inform Purchaser whether or not Seller shall undertake to remove or cure the matter or matters objected to by Purchaser. If Seller undertakes to remove or cure such matters, Seller shall proceed with all diligence to do so, and the parties shall proceed toward Closing, with the Closing Date being extended for such a reasonable time as may be necessary to remove or cure those matters to which Purchaser has objected but in no event shall any extension be more than 30 days without the written consent of both parties. If Seller is unwilling or unable to remove or cure some or all of those matters to which Purchaser has objected, Purchaser shall, within five business days of receiving notice that Seller is either unwilling or unable to so remove or cure: (1) waive its objection to those matters not removed or cured (whereby such matters shall be deemed to be included within the definition of Permitted Encumbrances) and proceed to Closing; or (2) terminate this transaction, in which event the Earnest Money shall promptly be returned to Purchaser, any information and documents supplied by Seller to Purchaser shall promptly be returned to Seller, and Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement except as may have accrued pursuant to Section 6 hereof. Notwithstanding anything herein to the contrary, as long as Purchaser has provided its objections to the title commitment to Seller within the time period prescribed in this Section 5, Seller shall be obligated to cure any matter or matters (which are not set forth as Permitted Encumbrances on Exhibit "B") that are objected to by Purchaser in the event that (A) Seller has caused the matter or matters objected to by Purchaser, and (B) the matter or matters objected to by Purchaser may be cured by Seller's payment of an amount up to $100,000. Seller and Purchaser hereby agree that Seller will be under no obligation to cure any objection by Purchaser with respect to any restrictive covenants similar to those described in Section 3(d) of this Agreement.

      SECTION 6. INSPECTION; DUE DILIGENCE DEADLINE; TERMINATION NOTICE. From and after the date of the execution hereof until Closing, upon reasonable notice and subject to Lessee's rights under the Lease to be executed, Purchaser and its agents shall be permitted to further inspect the Premises, at Purchaser's sole cost and expense, in any reasonable manner desired by Purchaser. Seller and Purchaser agree that Seller shall arrange any and all inspections, and that Purchaser shall not make any contact with the Lessee prior to Closing. Seller shall not be responsible for and Purchaser indemnifies Seller against any claim for injury or damage caused or incurred by Purchaser, its authorized agents or representatives conducting the inspection.

      Purchaser shall have until 5:00 p.m., New York time, on August 17, 2004 (the "Due Diligence Deadline") to deliver written notice to Seller of its intention to terminate this Agreement ("Termination Notice"). If Purchaser elects to terminate this Agreement by sending the Termination Notice prior to the Due Diligence Deadline, the Earnest Money, together with interest thereon, shall be returned to Purchaser and neither party shall have any further liability or

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obligation under this Agreement. If Purchaser does not elect to terminate this
Agreement by delivery of the Termination Notice prior to the Due Diligence Deadline, the Earnest Money shall become nonrefundable and be applied pursuant to this Agreement except in the event of a default by Seller under this Agreement whereby Purchaser is entitled to a refund of the Earnest Money or the failure of a condition to Purchaser's obligation to consummate the acquisition of the Premises. Seller and Purchaser acknowledge and agree that Purchaser may exercise its right to terminate the Agreement prior to the Due Diligence Deadline for any reason whatsoever including, but not limited to, Purchaser not having approved of the credit of Lessee or Guarantor.

      Purchaser hereby acknowledges that, except as may be contained in Section 3(b) hereof, Seller has not made any representations upon which Purchaser has relied with respect to the physical condition of the Premises and that the Premises are being purchased in their "AS IS" condition.

      SECTION 7. CLOSING.

            (a) The closing hereunder ("Closing") shall take place at the offices of Escrow Agent or at such place as may be mutually agreed in writing by Purchaser and Seller. The date of Closing shall be the later of September 16, 2004 (the "Projected Closing Date") or 10 days after Lessee has conveyed the Premises to Seller.

            (b) At Closing, following satisfaction of all requirements and conditions specified in Section 8 hereof, (i) Purchaser shall release such of the documents received from Seller, as Purchaser or Seller reasonably desires to have recorded, to Escrow Agent, and Purchaser shall concurrently instruct Escrow Agent to record such documents necessary to consummate this transaction and simultaneously transfer the Purchase Price to such account as Seller may have designated; and (ii) Seller shall release such of the documents received from Purchaser as Seller or Purchaser reasonably desires to have recorded to Escrow Agent. Escrow Agent shall not be authorized to record any deed or other documents until it or Seller has in its possession the Purchase Price and is prepared to deliver same to Seller in immediately available funds. Escrow Agent will not be authorized to deliver the Purchase Price until Title Company and Escrow Agent are prepared to record such documents necessary to consummate this transaction and deliver the title policy referred to in Section 8(a)(i)(C) hereof.

      SECTION 8. CONDITIONS TO CLOSING.

            (a) Purchaser shall not be obligated to close the purchase and sale transaction contemplated by this Agreement until all of the following conditions have been satisfied:

                  (i) Seller shall have delivered or caused to be delivered to Purchaser, at Seller's cost and expense, each of the following items:

                          (A) A limited warranty deed for the Premises, duly executed and acknowledged, conveying the Premises to Purchaser, subject to Permitted Encumbrances;

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                          (B)   An assignment of the Lease in the form attached
                  hereto as Exhibit "E";

                          (C) An owner's policy of title insurance from Title Company subject only to Permitted Encumbrances, in an amount not less than the Purchase Price, or, at Seller's election, a signed pro forma policy from the Title Company dated as of the date and time of the Closing for the issuance of such policy. If the Title Company refuses to issue such signed pro forma policy, then Seller must provide an irrevocable written commitment from Title Company dated as of the date and time of the Closing for the issuance of such policy showing that all requirements for issuance have been satisfied;

                          (D) Such evidence or documents as may be reasonably required by Purchaser or Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale hereunder;

                          (E) A certificate or certificates of insurance, relating to the insurance carried by Lessee for the additional benefit of the lessor under the Lease;

                          (F) An original executed copy of the Lease and the Guaranty;

                          (G) Full and complete possession of the Premises subject to the rights of parties in possession pursuant to or as permitted by the Lease;

                          (H) A nonforeign status affidavit in substantially the form of Exhibit "D" attached hereto;

                          (I) An assignment of intangible rights or contract rights, if any, that Seller may have with respect to the Premises;

                          (J) A bring down letter confirming that all of the representations or warranties set forth in this Agreement remain true as of the date of Closing signed by the Seller; and

                          (K) Lessee's estoppel certificate in the form required of Lessee under the Lease, signed by an authorized representative of Lessee. In the event that Lessee has not executed and delivered such estoppel certificate prior to Closing, Purchaser may elect to postpone Closing to the date on which the estoppel certificate is received by Purchaser.

                          (L) There has been no default claimed under any estoppel certificate delivered pursuant to the terms of this Agreement

                          (M)   A Quitclaim Bill of Sale.

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                          (N)   In the event that the Lessee does not acquire
                  the parking garage improvements from the City prior to its conveyance of the Premises to Seller, Purchaser must have delivered an estoppel certificate or non-disturbance agreement in form reasonably acceptable to Purchaser to Seller to confirm Lessee's right to use and operate the parking garage during the entire term of the Lease.

                  (ii) Lessee must have conveyed title to the Premises to Seller prior to or concurrently with the Closing. If Lessee has not conveyed title to the Premises to Seller within sixty (60) days after the Projected Closing Date, then either Purchaser or Seller (but only if Lessee's failure to convey the Premises to Seller is not due to a default by Seller under the Underlying Agreement) may terminate the Agreement and Escrow Agent shall return the Earnest Money to Purchaser; and

                  (iii) Basic Rent (as defined in the Lease) under the Lease shall be in amounts that are not less than those amounts set forth on Exhibit "F" attached hereto.

                  (iv) Seller shall have delivered, at Closing, an estoppel certificate signed by an authorized representative of Guarantor confirming its obligations under the Guaranty.

                  (v) Seller shall have delivered to Purchaser such further documents as reasonably may be required in order to fully and legally close this transaction.

            (b) Seller shall not be obligated to close the purchase and sale transaction contemplated by this Agreement until all of the following conditions have been satisfied:

                  (i) The Purchase Price shall have been placed in escrow with Escrow Agent for release to Seller upon Seller's satisfaction of the requirements of Section 8(a);

                  (ii) Lessee must have conveyed title to the Premises to Seller prior to or concurrently with the Closing. If Lessee has not conveyed title to the Premises to Seller within sixty (60) days after the Projected Closing Date, then either Purchaser or Seller (but only if Lessee's failure to convey the Premises to Seller is not due to a default by Seller under the Underlying Agreement) may terminate the Agreement and Escrow Agent shall return the Earnest Money to Purchaser; and

                  (iii) Purchaser shall have delivered to Seller such further documents as reasonably may be required in order to fully and legally close this transaction.

            (c) If any of the foregoing conditions to Purchaser's or Seller's obligation shall fail to be satisfied or waived on or before the date of Closing and the transaction does not close on the date of Closing as a result of such failure or lack of waiver (with the exception of the delivery of the estoppel certificate described in Section 8(a)(i)(K) and as

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      otherwise set forth in the following sentence), all items delivered shall immediately be returned, and all such prior deliveries shall be deemed to have been of no force or effect whatsoever and the parties shall have the remedies provided in Section 14. Notwithstanding anything herein to the contrary, the failure of the conditions set forth in Section 8(a)(ii) and 8(b)(ii) to be satisfied shall not be deemed to be a default by either party and Section 14 shall not be applicable.

      SECTION 9. PRORATIONS. Lessee pays all taxes, operating expenses and insurance premiums with respect to the Premises. Seller and Purchaser shall prorate at Closing the Basic Rent (as defined in the Lease) payable in the month of Closing so that Purchaser receives a credit for the date of Closing until the end of the month in which the Closing occurs.

      SECTION 10. REAL ESTATE COMMISSION. Neither Purchaser nor Seller has used a broker to negotiate this transaction. Purchaser and Seller hereby indemnify, defend and hold the other harmless from and against any and all claims, losses, costs and expenses, including reasonable counsel fees, resulting from any claims that may be made through that party against the other by any other broker claiming a commission.

      SECTION 11. EXPENSES. Seller shall pay the cost of a standard coverage owner's title insurance policy, and if requested by Purchaser, Purchaser shall pay the cost of an extended coverage owner's title insurance policy and any endorsements. At Closing, all fees and expenses with respect to transfer of title and recordation of the deed, including but not limited to, recording charges, taxes or document stamps with respect to the recording of the deed, and escrow fees of the Escrow Agent shall be paid by Seller. Each party shall pay its own legal fees and expenses, if any, and its due diligence fees and expenses, if any. Notwithstanding anything herein to the contrary, Seller shall provide Purchaser with a credit at Closing in the amount of $3,000 that may be applied by Purchaser to pay any of its costs at Closing.

      SECTION 12. OPERATION OF PREMISES. Upon commencement of the Lease until Closing, Seller will enforce the terms of the Lease regarding operation of the Premises by Lessee and will not take or omit to take any action which reasonably could be expected to have a materially adverse effect on Seller's title to the Premises or the condition of the Premises.

      SECTION 13. CONDEMNATION AND CASUALTY. In case any material portion of the Premises shall have been condemned or shall be in the process of condemnation on the date of Closing or shall then have been damaged by reason of public or quasi-public improvements, or in case a portion of the Premises shall be damaged or destroyed by fire or other casualty which will cost more than $100,000 to restore and which Lessee is required to restore, or if Lessee has the right to abate rent or terminate the Lease, Purchaser shall have the right (a) to cancel this Agreement by written notice to Seller within 30 business days after notice of any such event or (b) to proceed to Closing according to the terms hereof without any reduction of the Purchase Price but with all insurance proceeds, together with any deductible amount, or condemnation awards payable to Seller and not required to be applied to restoration pursuant to the Lease with respect to such casualty or condemnation assigned or paid to Purchaser through escrow.

      SECTION 14. REMEDIES. In the event of a default by Seller under this Agreement, at Purchaser's option, either (i) the Earnest Money shall be returned to Purchaser, and Seller will not have any further liability to Purchaser and Seller shall reimburse Purchaser for all of Purchaser's actual third party costs, which were incurred in connection with the transaction described herein, but in no event shall Seller be required to pay more than $100,000 in the aggregate, or (ii) if Seller is the fee simple owner of the Premises, Purchaser shall have the right of specific enforcement of this Agreement. Notwithstanding the foregoing, Seller shall remain liable for a year after the date of Closing for any breach of a representation and warranty of which Purchaser is unaware until after Closing. IN THE EVENT OF A DEFAULT BY PURCHASER, SELLER MAY RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, IT BEING ACKNOWLEDGED BY PURCHASER AND SELLER THAT ACTUAL DAMAGES SUFFERED BY SELLER IN SUCH EVENT WILL BE DIFFICULT OR IMPOSSIBLE TO MEASURE AND THAT THE EARNEST MONEY REPRESENTS GOOD FAITH ESTIMATE THEREOF, WHICH RECEIPT OF LIQUIDATED DAMAGES SHALL BE SELLER'S SOLE REMEDY HEREUNDER.

      SECTION 15. NOTICES All notices, demands or other communications of any type (herein collectively referred to as "Notices") given by Seller to Purchaser or by Purchaser to Seller, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section 15. All Notices shall be in writing and delivered to the person to whom the Notice is directed, either in person, or by United States mail as a registered or certified item, return receipt requested, or by overnight courier, or by telephone facsimile (telecopier) transmission, and shall (except as limited below) be effective upon receipt. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below.

      If to Seller:

            c/o United Trust Fund, Inc.
            Suite 1300
            701 Brickell Avenue
            Miami, Florida 33131
            Attention: Fred Berliner
            Telephone: (305)358-7711
            Facsimile: (305)358-4002

      with a copy to:

            Kutak Rock LLP
            1650 Farnam Street
            Omaha, NE 68102
            Attention: Walter Griffiths, Esq.
            Telephone: (402)346-6000
            Facsimile: (402)346-1148

      If to Purchaser:

            Inland Real Estate Acquisitions, Inc.
            2901 Butterfield Road
            Oak Brook, IL 60523
            Attention: G. Joseph Cosenza

      If to Escrow Agent:

            Chicago Title Insurance Company
            171 N. Clark St.
            Chicago, IL 60601-3294
            Attention: Nancy Castro
            Telephone: (312)223-2709
            Facsimile: (312)223-2108

Facsimile transmissions shall be effective upon receipt thereof so long as receipt of the transmission is confirmed by telephone call and an original copy of the correspondence is posted by mail or sent by overnight courier as provided above.

      SECTION 16. INDEMNITY

            (a) Seller hereby agrees to indemnify and hold harmless Purchaser, its partners and their officers, directors, shareholders and partners from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or connected with the ownership of the Premises to the date of Closing, except as the same may be caused by any negligence or willful misconduct of Purchaser or may arise pursuant to an inspection of the Premises by Purchaser pursuant to Section 6 hereof.

            (b) Purchaser hereby agrees to indemnify and hold harmless Seller, its partners and their officers, directors, shareholders and partners from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or connected with the ownership of the Premises on and after the date of Closing except as the same may be caused by any negligence or willful misconduct of Seller.

      SECTION 17. ASSIGNMENT. The rights and obligations of Purchaser arising under this Agreement may not be assigned without the prior written consent of Seller. Notwithstanding anything herein to the contrary, the rights and obligations of Purchaser under this Agreement may be assigned, without the prior written consent of Seller, to (a) an entity owned or controlled by Purchaser and formed for the sole purpose of entering into the transaction contemplated by this Agreement, or (b) a qualified intermediary retained by Purchaser in connection with an exchange of the Premises pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, or (c) an affiliate or subsidiary of Purchaser or a part of the same group of entities which contain a parent entity. In any assignment which may be made by Purchaser of its rights and obligations under this Agreement, Purchaser shall remain primarily liable under this Agreement.

      SECTION 18. MISCELLANEOUS

            (a) This Agreement shall be construed and interpreted in accordance with the laws of North Carolina. Where required for proper interpretation, words in the singular shall include the plural, the masculine gender shall include the neuter and the feminine, and vice versa. Periods of time shall be measured in calendar days unless otherwise stated. If any performance is required on a Saturday, a Sunday or any holiday, such performance will be due on the next succeeding day which is not a Saturday, a Sunday or a holiday.

            (b) This Agreement may not be modified or amended except by an agreement in writing signed by Seller and Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations.

            (c) This Agreement shall be binding upon and inure to the benefit of all successors and permitted assigns of the parties hereto.

            (d) This Agreement shall not create any third party beneficiary rights.

            (e) Each party executing this Agreement warrants and represents that it is fully authorized to do so.

            (f) The descriptive headings of the several sections contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

            (g) This Agreement, including the Exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

            (h) This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

            (i) In the event of any litigation between Seller and Purchaser with respect to the Premises or this Agreement, subject to Section 16 hereof the prevailing party shall be entitled to collect its reasonable attorneys' fees and expenses from the losing party.

            (j) This Agreement shall not be recorded by either party in any office or place of public record, and, if Purchaser shall record this Agreement or cause or permit same to be recorded, Seller may, at its option, elect to treat such act as a breach of this Agreement.

      IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                UTF WINSTON-SALEM L.L.C.

                                By United Trust Fund Limited Partnership, its
                                   sole member

                                   By United Trust Fund, Inc., its sole general
                                      partner


                                      By  /s/ [ILLEGIBLE]
                                        ----------------------------------------
                                      Its  Sr Vice President
                                         ---------------------------------------


                                INLAND REAL ESTATE ACQUISITIONS, INC.

                                By  /s/ [ILLEGIBLE]
                                    --------------------------------------------
                                Its  PRESIDENT
                                    --------------------------------------------

                                    EXHIBIT A

                                LEGAL DESCRIPTION

                                    EXHIBIT B

                             PERMITTED ENCUMBRANCES

1. Taxes, due and assessments for the year 2004, and subsequent years, not yet due and payable.

2. Easement(s) to Southern Bell Telephone and Telegraph Company recorded in Book 449, page 241, Forsyth County Registry.

3. Lease to North Carolina Municipal Leasing Corporation, memorandum of which is recorded in Book 1718, page 862, Forsyth County Registry.

4. Easement(s) to Southern Bell Telephone and Telegraph Company recorded in Book 1712, page 1418, Forsyth County Registry.

5. Access alley and easement and proposed access described in Deed recorded in Book 1769, page 628 and Dedication recorded in Book 1769, page 625, Forsyth County Registry.

6. Reservation of easements by the City of Winston-Salem contained in Resolution recorded in Book 1811, page 3368, Forsyth County Registry.

7. Easements, setback lines and any other matters shown on plat recorded in Plat Book 8, page 66, Forsyth County Registry.

8. Rights of others entitled thereto in and to the use of that portion of insured premises within the bounds of sidewalk and concrete walk.

                                    EXHIBIT C

                                      LEASE

                                    EXHIBIT D

                       CERTIFICATION OF NONFOREIGN STATUS
               (Entity-Corporation, Partnership, Trust of Estate)

      Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by UTF Winston-Salem L.L.C., the undersigned hereby certifies the following on behalf of UTF Winston-Salem
L.L.C.:

            1. UTF Winston-Salem L.L.C. is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

            2. UTF Winston-Salem L.L.C.'s office address is Suite 1300, 701 Brickell Avenue, Miami, Florida 33131 and its Federal Employer Identification Number is ______________.

      UTF Winston-Salem L.L.C. understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

      Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of UTF Winston-Salem L.L.C.

      Dated:                     UTF WINSTON-SALEM L.L.C.
             --------------
                                 By United Trust Fund Limited Partnership, its
                                    sole member

                                    By United Trust Fund, Inc., its sole general
                                       partner

                                       By
                                         ---------------------------------------
                                       Its
                                          --------------------------------------

                                   EXHIBIT "E"

                       ASSIGNMENT AND ASSUMPTION OF LEASE

      THIS ASSIGNMENT AND ASSUMPTION OF LEASE, dated __________________ ____, 2002, by and among UTF WINSTON-SALEM L.L.C., a Delaware limited liability company ("Assignor"), [Assignee], a ___________ (collectively, the "Assignee").

                                   WITNESSETH:

      WHEREAS, Assignor, as lessor, and GMAC Insurance Management Corp. ("Lessee"), pursuant to that certain Lease Agreement between Seller and Lessee dated as of__________ _____, 2004, demising certain premises located in Winston-Salem, North Carolina and legally described on Exhibit "A", which is attached hereto and incorporated herein by this reference (the "Lease"); and

      WHEREAS, Assignor desires to assign the Lease to Assignee and Assignee desires to accept such assignment and assume the obligations of the lessor under the Lease.

                                    AGREEMENT

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

      1. ASSIGNMENT. Assignor hereby assigns, transfers, and conveys to Assignee all of Assignor's right, title and interest as lessor in and to the Lease, including without limitation all of Assignor's right, title and interest in and to all security deposits and rentals thereunder.

      2. ASSUMPTION. Assignee hereby assumes all liabilities and obligations of Assignor under the Lease which arise on or after the date hereof and agrees to perform all obligations of Assignor under the Lease which are to be performed or which become due on or after the date hereof ("Assumed Obligations").

      3. INDEMNITY BY ASSIGNOR. Assignor shall indemnify and hold Assignee harmless from any and all cost, liability, damage, or expense, including, without limitation, reasonable attorneys' fees and disbursements, accruing or arising out of any obligations of Assignor under the Lease, other than the Assumed Obligations.

      4. INDEMNITY BY ASSIGNEE. Assignee shall indemnify and hold Assignor harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys' fees) arising out of Assignee's failure to perform any of the Assumed Obligations.

      5. BINDING EFFECT. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.

      6. COUNTERPARTS. This Assignment may be executed in two or more counterparts.

      IN WITNESS WHEREOF, this Assignment and Assumption of Lease has been executed on the date and year first above written.

                           ASSIGNOR:

                           UTF Winston-Salem L.L.C., a Delaware limited liability company.

                           By United Trust Fund Limited Partnership, a
                              Delaware limited partnership

                           By United Trust Fund, Inc., a Delaware corporation


                           By:
                                 ---------------------------------------
                           Name:
                                 ---------------------------------------
                           Title:
                                 ---------------------------------------


                           ASSIGNEE:

                           [ASSIGNEE]


                           By:
                                 ---------------------------------------
                           Name:
                                 ---------------------------------------
                           Title:
                                 ---------------------------------------

                                    EXHIBIT F

                                   BASIC RENT

            YEARS                  BASIC RENT
            -----                  ----------
            1-5                    $  5,164,449
             6                     $  5,266,828
             7                     $  5,369,206
             8                     $  5,475,680
             9                     $  5,582,154
            10                     $  5,692,722

                                    EXHIBIT G

                                FORM OF GUARANTY